Exhibit 10.50

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of November 9, 2015 (the “Effective Date”), is entered into by and between Affinion Group, Inc., a Delaware corporation (the “Company”), and Nathaniel J. Lipman with an address of 624 N. Sierra Drive, Beverly Hills, CA 90210 (the “Consultant”).

WHEREAS, the Company desires to retain the services of Consultant, and Consultant desires to render such services to the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1. Services.

(a) During the period from the Effective Date of this Agreement until its termination (the “Term”), as may occur pursuant to Section 5 hereof, the Consultant agrees to perform certain consulting services for the Company (the “Services”).

(b) During the Term, Consultant shall be assigned to work under the direction of Todd Siegel, Chief Executive Officer of Affinion Group, Inc., or such other person as may be designated from time to time by the Company.

(c) The Consultant hereby represents that Consultant is not subject to any laws or agreements that would restrict the Consultant’s ability to provide the Services to the Company. The Consultant further represents that Consultant will not bring to the Company, or use in providing the Services, any information, materials or documents that are proprietary to any other person and that are not generally available to the public, unless Consultant has obtained the express prior written consent of such person for the possession and use of such information, materials or documents.

2. Compensation.

(a) In consideration of the agreement by the Consultant to render the Services, the Company agrees to pay the Consultant an amount equal to twenty-two thousand dollars ($22,000) per month during the term of this Agreement.

(b) In addition to the fees to be paid to the Consultant pursuant to Section 2(a), the Consultant shall also be entitled to reimbursement for all reasonable and necessary out-of-pocket business and travel expenses, previously approved by the Company in writing, incurred by the Consultant in connection with performing the Services, subject to the Company’s receipt of invoices appropriately detailing such expenditures. During the Term, the Company will also provide the Consultant with (i) administrative support, (ii) an office at Company’s Stamford, Connecticut location, and (iii) such other office space as reasonably requested by Consultant in order to perform his obligations hereunder, which office space shall be substantially similar to the office space provided to Consultant as of the Effective Date.

(c) The Consultant shall bill the Company at the end of each month during the Term for payment of fees and reimbursement of expenses, and the Company shall pay such amounts to the Consultant within sixty (60) days following Company’s receipt of such bill, provided such bill is not reasonably in dispute.

3. Developed Work Product and Documentation. All materials, products, enhancements and modifications to products and/or any writing or work authorship created, developed, or prepared by Consultant in the course of performing the Services under this Agreement (including but not limited to software, source code, blueprints, diagrams, flow charts, specifications or functional descriptions) (individually, a “Work”) shall be deemed a “work for hire”, and the property of Company. To the extent any Work is not deemed a “work for hire” by operation of law, Consultant hereby irrevocably assigns, transfers and conveys to Company all of its right, title and interest in such Work, including but not limited to, all rights of patent, copyright, trade secret or other proprietary rights in such Work. Consultant agrees to execute such other documents or take such other actions as Company may reasonably request to perfect Company’s ownership of any such Work. Notwithstanding the foregoing, the term “Work” shall not include any pre-existing software, items, or elements owned by Consultant, including, any tools or scripting applications owned by Consultant; provided, however, that Consultant shall be deemed to have granted the Company (including the Company’s affiliates) a nonexclusive, world-wide, perpetual, royalty-free, irrevocable, and enterprise-wide license to use, reproduce, display, perform, and distribute such software, items, and elements in connection with the Company’s use of the Services.

4. Representations and Warranties. Consultant hereby represents and warrants the following:

(i)	that Consultant has all rights and authority necessary to provide the Services hereunder;

(ii)	that the Services shall be provided with due diligence and the highest professional degree of care and skill;

(iii)	that the Services and any other work performed by Consultant hereunder shall be Consultant’s own work, and shall not infringe upon any United States or foreign copyright, patent, trade secret or other proprietary right, or misappropriate any trade secret, of any third party, and that Consultant has neither assigned nor otherwise entered into an agreement by which Consultant purports to assign or transfer any right, title or interest to any technology or intellectual property right that would conflict with Consultant’s obligations under this Agreement;

(iv)	Consultant shall, at its own expense, comply with all laws, rules and regulations and assume all liabilities or obligations under such laws, rules and regulations with respect to Consultant’s performance under this Agreement; and

(v)	Consultant shall at all times comply with the Company’s and its affiliates’ policies, procedures, and guidelines regarding information protection, systems and data security, and privacy, and shall not tamper with, compromise, or attempt to circumvent any physical or electronic security or audit measures employed by the Company or its affiliates and/or compromise the security of the Company’s or its affiliates’ computer systems, networks, and/or facilities.

5. Term; Termination.

(a) The Term shall commence on the Effective Date and shall continue in effect until this Agreement is terminated by either party upon at least sixty (60) days’ prior written notice to the other party. Upon the termination of this Agreement, all rights of Consultant under this Agreement shall immediately terminate except for the right to receive unpaid fees for those Services completed by Consultant prior to the termination effective date in accordance with the terms of this Agreement.

(b) Termination for Material Breach. Company may terminate this Agreement if Consultant is in material breach of this Agreement and such breach has not been cured within ten (10) days of receipt by Consultant of written notice of such breach.

6. Company Property. Upon expiration or termination of this Agreement, or upon request by the Company, Consultant will return all property of the Company, including any computer hardware and software, all paper or computer based files, business documents and/or other records as well as all copies thereof, in Consultant’s possession.

7. Reimbursement for COBRA. During the Term, the Company shall reimburse Consultant for the cost incurred by Consultant for COBRA coverage within a reasonable period of time following submission by Consultant to the Company of proof of payment reasonably satisfactory to the Company. Such reimbursement will be grossed-up to cover U.S. Federal, State, and local income tax required to be paid on such reimbursement.

8. Independent Contractor Status; No Withholding.

(a) Consultant’s relationship with the Company shall be as an independent contractor and not as an employee, joint venturer, partner, or otherwise. Except as expressly provided herein, the Company and the Consultant shall have no power to obligate or bind the other in any manner whatsoever.

(b) No amounts will be withheld from the payment to be made to Consultant for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any other federal, state or local income tax withholding laws. Consultant shall be solely responsible for the payment of all income and self-employment taxes, and any other taxes, on the amounts paid to the Consultant pursuant to the terms of this Agreement. The Company will issue to Consultant a Form 1099 with respect to all fees paid to Consultant under this Agreement.

(c) Consultant shall not be entitled to participate in any employee welfare or benefit plans of the Company.

9. Confidentiality.

(a) Consultant acknowledges that, during Consultant’s engagement hereunder and at all times thereafter, Consultant will not, except as may otherwise be required by law or legal process or as required for the good faith performance of Consultant’s duties hereunder, directly or indirectly, disclose to any person or entity, or use or cause to be used in any manner adverse to the interests of the Company, any Confidential Information (as defined below). Consultant agrees to take all reasonable precautions to protect the confidential nature of any Confidential Information. Consultant agrees that, upon termination of this Agreement, all tangible Confidential Information possessed by Consultant, including duplicates, shall forthwith be returned to the Company and shall not be retained by Consultant or furnished or communicated to any third party in any form whatsoever, provided, however, that Consultant shall not be obligated to treat as confidential, or return to the Company copies of, any Confidential Information that becomes publicly known or available other than by any means in violation of this Agreement.

(b) As used in this Agreement, the term “Confidential Information” means information concerning the Company and/or its affiliates which is non-public, confidential or proprietary in nature and which may include, but is not limited to, information about or concerning the Company’s or its affiliates’: (i) financial condition and projections; (ii) business ventures and strategic plans; (iii) marketing strategies and programs; (iv) customers and prospective customers and information related to both; (v) strategic insights or statistical models about such customers or prospective customers and their behavior; (vi) business partners; and (vii) employees.

(c) Consultant acknowledges and agrees that, given the unique and proprietary nature of the Confidential Information, monetary damages may not be calculable or a sufficient remedy for any breach of this Section 9 by Consultant, and that the Company may suffer great and irreparable injury as a consequence of such breach. Accordingly, Consultant agrees that, in the event of such a breach or threatened breach, the Company shall be entitled to seek equitable relief (including, but not limited to, injunction and specific performance) in order to remedy such breach or threatened breach. Such remedies shall not be deemed to be exclusive remedies for a breach by Consultant but shall be in addition to any and all other remedies provided hereunder or available at law or equity to the Company.

(d) This Section 9 shall survive any expiration or termination of this Agreement.

10. Indemnification. Consultant hereby agrees to indemnify and hold harmless the Company and its stockholders, directors, officers, employees, affiliates, successors and assigns from and against any liabilities, obligations, damages, losses, claims, costs or expenses, including reasonable attorneys’ fees, (any or all of the foregoing herein referred to as a “Loss”) of any nature to the extent that such Loss arises out of, or is based upon, any misrepresentation or breach of any of the warranties, covenants, agreements or other obligations made by Consultant in this Agreement. This Section 10 shall survive any expiration or termination of this Agreement.

11. Miscellaneous.

(a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Connecticut, without regard to its principles of conflicts of laws.

(b) The terms of this Agreement may not be waived or modified except by an agreement in writing executed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) All notices and other communications provided for hereunder shall be in writing and shall be delivered to each party hereto by hand or sent by reputable overnight courier, with receipt verified, or facsimile, with receipt verified, or registered or certified mail, return receipt requested, addressed as follows:

If to the Company:	Affinion Group, Inc.
6 High Ridge Park
Stamford, Connecticut 06905
Attn: Legal Department
Facsimile: (203) 956-8789
Telephone: (203) 956-1000

If to the Consultant:	Nathaniel J. Lipman
624 N. Sierra Drive
Beverly Hills, CA 90210
Telephone: 203-247-4346
Email: njlipman@aol.com

or to such other address as either party may specify by notice to the other party given as aforesaid. Such notices shall be deemed to be effective (a) when delivered by hand, (b) one (1) business day after being given to an express overnight courier, (c) when sent by confirmed facsimile, with a copy sent by another means set forth in this Section 11(c), or (d) five (5) days after the day of mailing.

(d) Neither party may assign its rights hereunder without the prior written consent of the other party; provided, however, that the Company may assign, without Consultant’s consent, its rights to: (i) an affiliate of the Company or (ii) any successor of the Company in connection with the sale of all or substantially all of the assets or equity of the Company, or the merger or consolidation of the Company with another party, provided such affiliate or successor agrees in writing to be bound by all of the terms and liabilities of this Agreement to the same extent that the Company is bound. Any assignment in contravention of this Section shall be null and void. Subject to the provisions set forth above in this Section 11(d), this Agreement shall inure to the benefit of and be binding on the parties hereto and their respective permitted successors and assigns.

(e) This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. There are no other agreements, representations, warranties or covenants other than those set forth herein, and this Agreement supersedes any other prior or contemporaneous agreements the parties may have had in respect of the subject matter hereof. This Agreement may not be modified or amended except in writing, signed by each of the parties hereto.

(f) If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or invalid to any extent, the remainder of this Agreement shall not be affected thereby, and this Agreement shall be construed to the fullest extent possible so as to give effect to the intentions of the provision found unenforceable or invalid.

(g) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one instrument.

(h) CONSULTANT ACKNOWLEDGES THAT CONSULTANT HAS CAREFULLY READ THE AGREEMENT AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS CONSULTANT CONSIDERED NECESSARY, AND THAT CONSULTANT UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands and seals the day and year first above written.

AFFINION GROUP, INC.

By	/s/ Todd S. Siegel
Name: Todd S. Siegel
Title: CEO
Date: 11/10/15

/s/ Nathaniel J. Lipman
Nathaniel J. Lipman
Date: 11/9/15